Exhibit 99.1.

Sutor Technology Group Limited Announces Second Quarter

of Fiscal Year 2012 Financial Results

CHANGSHU, China, February 14/PRNewswire-Asia/ -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced its unaudited financial results for the second quarter of fiscal year 2012 ended December 31, 2011.

Second-Quarter 2012 Highlights:

	2QFY2012	2Q FY2011	Changexxx
Revenues (million)	$107.9	$99.4	8.6%
Gross profit (million)	$10.4	$9.5	9.5%
Gross margin	9.6%	9.6%	—
Net income (million)	$2.8	$2.9	-3.4%
EPS:	$0.07	$0.07	—

•	Engaged Grant Thornton, the China member firm of Grant Thornton International, as its independent registered public accounting firm;
•	Continued construction of the Company’s new cold-roll production line of 500,000-tons designed annual capacity, which is expected to start commercial operations in the summer 2012;
•	Repurchased 402,887 shares of the Company’s common stock at the open market according to the Company’s previously announced shares repurchase program; and
•	Started to build a B2B (business to business) electronic trading platform exclusively for the steel industry; it is anticipated that the platform will initially be used to market Sutor’s products with the option of expanding into a profit center via hosting other companies’ trading activities.

Ms. Lifang Chen, Chairlady and CEO, commented, “During the second fiscal quarter, we focused on seeking operating excellence and achieved growth in both revenue and gross profits despite the challenging macro-economic environment both at home and abroad. As China gradually transits from an export and investment-driven economy to a domestic-consumption economy, we will proactively develop new products to serve the growing consumer goods industries like solar water heaters, high-end household appliances, information technology and automobiles. Positioned in the downstream segment of the steel industry, we believe our businesses are affected more by the general conditions of the economy than the changes to the upstream iron and steel refining segment. We believe our integrated business model and superior geographic location near consumer centers and transportation hubs will enable us to benefit from the ongoing economic transition in China. We are looking forward to milestone events to celebrate the Company’s 10th anniversary in 2012.”

“Closely working with our new auditor, we will continue to enhance our corporate governance and provide timely and accurate financial information to our shareholders. We also intend to improve our communications with our shareholders and further reach out to the investment community in general. Finally, we will explore all options to improve shareholder value. ” concluded Ms. Chen.

Revenue. For the three months ended December 31, 2011, revenue was approximately $107.9 million, compared to $99.4 million for the same period last year, an increase of approximately 8.6%. The increase was mainly attributable to both the increased sales volumes and the average selling prices, or ASP, for our HDG products. During the fiscal second quarter of 2012, sales volumes and the ASP of our HDG products went up approximately 10.5% and 10.4%, respectively. In addition, we benefited from the significant improvement in steel pipe manufacturing business at Ningbo Zhehua, whose revenue rose by approximately 82.1% as compared to the same period last year. However, we experienced lower sales from cold rolled steel products as we used more of them internally for the production of our other products during the second fiscal quarter and from PPGI products due to changes in product mix as compared to the same period last year, which partially offset higher revenue from other products.

On a geographic basis, revenue generated from outside of China was approximately $14.4 million, or 13.3% of the total revenue, for the three months ended December 31, 2011, as compared to $7.6 million, or 7.6% of the total revenue, for the same period in 2010. The increase was mainly resulted from our efforts to expand product penetration, increase brand recognition, and foster acceptance of our products in the international markets.

Cost of revenue. Cost of revenue increased approximately $7.5 million, or 8.3%, to $97.5 million in the three months ended December 31, 2011, from $90.0 million in the same period in 2010. As a percentage of revenue, cost of revenue was approximately 90.4% in the three months ended December 31, 2011, as compared with approximately 90.4% in the same period last year. The increased amount of the cost of revenue was generally in line with the increased sales revenue.

Gross profit and gross margin. Gross profit increased approximately $0.9 million to $10.4 million in the three months ended December 31, 2011 from $9.5 million in the same period in 2010. Gross profit as a percentage of revenue (gross margin) was 9.6% in the three months ended December 31, 2011, as compared to approximately 9.6% in the same period last year.

Total operating expenses. Our total operating expenses increased approximately $1.0 million to $4.7 million in the three months ended December 31, 2011, from $3.7 million in the same period in 2010. As a percentage of revenue, our total operating expenses increased to approximately 4.3% in the three months ended December 31, 2011 from 3.7% in the same period in 2010.

Selling expenses. Our selling expenses increased approximately $0.1 million to $2.1 million in the three months ended December 31, 2011, from $2.0 million in the same period in 2010. As a percentage of revenue, our selling expenses decreased to 1.9% for the three months ended December 31, 2011, from 2.0% for the same period last year.

General and administrative expenses. General and administrative expenses increased $0.9 million to $2.6 million, or 2.4% of the total revenue, in the three months ended December 31, 2011, from $1.7 million, or 1.7% of the revenue, in the same period in 2010. The increased general and administrative expenses were primarily due to business expansion, increased labor costs and insurance premiums, and higher management expenses.

Interest expense. Our interest expense increased $0.1 million to $2.4 million in the three months ended December 31, 2011, from $2.3 million in the same period in 2010. As a percentage of revenue, our interest expense was approximately 2.3% of the total revenue in the three months ended December 31, 2011, compared to approximately 2.3% in the same period in 2010.

Provision for Income taxes. Our income tax expenses decreased to approximately $0.5 million due to lower taxable income in the three months ended December 31, 2011 from $0.6 million in the same period last year.

Net income. Net income, without including the foreign currency translation adjustment, decreased approximately $0.1 million, or 3.4%, to $2.8 million in the three months ended December 31, 2011, from $2.9 million in the same period in 2010, as a cumulative result of the above factors.

Liquidity and Capital Resources

As of December 31, 2011, our total short-term loans were approximately $108.6 million. We also had approximately $38.1 million under long-term notes payable. We had approximately $7.0 million cash and cash equivalents and $124.4 million restricted cash. In addition, we also had an available line of credit with banks of approximately $31.4 million which entitled us to draw bank loans for general corporate purposes. As of December 31, 2011, our current assets were approximately $393.1 million and current liabilities $237.8 million. We believe that we have sufficient liquidity and capital resources to carry out normal operating activities for the remainder of fiscal year 2012.

Business Outlook

We maintain our previously announced anticipation that both revenue and net income of the Company will grow at a compound annual growth rate (CAGR) of approximately 25% to 35% for the next two fiscal years.

Conference Call Information

Sutor's management will host an earnings conference call on Monday, February 14, 2012, at 9:00 a.m. eastern time. Listeners may access the call by dialing US: 1 877 847 0047, China: 800 876 5011, Hong Kong 852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through March 15, 2012. Listeners may access it by dialing US: 1 866 572 7808, China: 800 876 5013, Hong Kong: 852 3012 8000, access code: 668195.

About Sutor Technology Group Limited

Sutor is a leading China-based non-state-owned manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. These products are used for household appliances, solar water heaters, automobiles, information technology, construction, and other applications. Currently Sutor has three operating subsidiaries located in two provinces with 12 major production lines capable of processing approximately 2 million metric tons of steel products annually. To learn more about the company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, among others, those concerning our financial and business outlook in the next two years, our expectation regarding cash flow and liquidity, our new facility and capacity expansion, and its expected impact on the Company's business and financial performance, our expectations regarding the market for our existing products and new products, our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China and the current global economic crisis on our business and on our customers’ business, and any of the factors and risks mentioned in the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended June 30, 2011 and subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang, Director of IR
Sutor Technology Group Limited
Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

- FINANCIAL TABLES FOLLOW -

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2011	2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,001,770	$21,324,931
Restricted cash	124,390,722	72,326,482
Trade accounts receivable, net of allowance for doubtful accounts of $1,030,942 and $856,554, respectively	11,679,042	3,969,090
Other receivables and prepayments, net of allowance for doubtful accounts of $549,427 and $529,068, respectively	1,766,763	2,004,044
Advances to suppliers, related parties, net of allowance of $130,015 and $127,903, respectively	116,782,481	116,772,842
Advances to suppliers, third parties, net of allowance of $564,375 and $493,761, respectively	36,645,254	42,067,716
Inventory, net	93,675,674	46,197,179
Notes receivable	699,851	168,029
Deferred tax assets	417,159	363,497
Total Current Assets	393,058,716	305,193,810

Advances for Purchase of Long Term Assets	82,531	81,191
Property, Plant and Equipment, net	86,080,564	79,103,131
Intangible Assets, net	3,097,967	3,083,569
TOTAL ASSETS	$482,319,778	$387,461,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$117,820,851	$55,674,454
Advances from customers	6,371,107	11,737,085
Other payables and accrued expenses	4,998,772	4,840,135
Other payables - related parties	—	594,105
Short-term loans	108,565,063	95,494,490
Total Current Liabilities	237,755,793	168,340,269

Long-Term Loans	38,125,743	23,626,900
Total Liabilities	275,881,536	191,967,169

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; no shares outstanding	—	—
Common stock - $0.001 par value; authorized: 500,000,000 shares as of December 31, 2011 and June 30, 2011; issued: 40,745,602 shares as of December 31, 2011 and June 30, 2011; outstanding: 40,285,780 and 40,745,602 as of December 31, 2011 and June 30, 2011, respectively	40,745	40,745
Additional paid-in capital	42,646,231	42,584,974
Statutory reserves	15,662,039	15,662,039
Retained earnings	114,691,488	107,137,213
Accumulated other comprehensive income	33,932,008	30,069,561
Less: Treasury stock, at cost	(534,269)	—
Total Stockholders' Equity	206,438,242	195,494,532
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$482,319,778	$387,461,701

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	For The Three Months Ended		For The Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue:
Revenue	$83,070,982	$55,720,704	$181,467,497	$95,280,863
Revenue from related parties	24,823,816	43,702,411	56,622,918	106,089,348
	107,894,798	99,423,115	238,090,415	201,370,211

Cost of Revenue
Cost of revenue	74,930,923	50,290,654	165,952,519	86,037,699
Cost of revenue from related party sales	22,552,581	39,677,905	50,737,745	97,442,396
	97,483,504	89,968,559	216,690,264	183,480,095

Gross Profit	10,411,294	9,454,556	21,400,151	17,890,116

Operating Expenses:

Selling expenses	2,078,492	1,982,635	4,414,272	3,363,113
General and administrative expenses	2,578,617	1,720,113	5,504,115	3,363,258
Total Operating Expenses	4,657,109	3,702,748	9,918,387	6,726,371
Income from Operations	5,754,185	5,751,808	11,481,764	11,163,745

Other Incomes/(Expenses):
Interest income	388,207	248,402	678,415	437,715
Other income	14,592	99,255	19,950	121,292
Interest expense	(2,438,976)	(2,335,293)	(4,167,516)	(3,870,103)
Other expense	(477,176)	(209,349)	(858,667)	(275,063)
Total Other Expenses, net	(2,513,353)	(2,196,985)	(4,327,818)	(3,586,159)

Income Before Taxes	3,240,832	3,554,823	7,153,946	7,577,586
Income tax (expense)/benefit	(460,504)	(621,742)	400,329	(1,231,937)
Net Income	$2,780,328	$2,933,081	$7,554,275	$6,345,649

Basic Earnings per Share	$0.07	$0.07	$0.19	$0.16
Diluted Earnings per Share	$0.07	$0.07	$0.19	$0.16

Basic Weighted Average Shares Outstanding	40,487,224	40,715,602	40,602,179	40,715,602
Diluted Weighted Average Shares Outstanding	40,487,224	40,715,602	40,602,179	40,715,602

Net Income	$2,780,328	$2,933,081	$7,554,275	$6,345,649
Foreign currency translation adjustment	1,375,046	2,523,968	3,862,447	5,600,766
Comprehensive Income	$4,155,374	$5,457,049	$11,416,722	$11,946,415

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For The Six Months Ended
	December 31,
	2011	2010
Cash Flows from Operating Activities:
Net income	$7,554,275	$6,345,649
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	4,179,300	3,784,283
Deferred tax assets	(47,431)	2,037
Foreign currency exchange (gain)/loss	(686,395)	23,198
Stock based compensation	61,257	62,737
Gain on disposal of assets	—	(4,710)
Changes in current assets and liabilities:
Trade accounts receivable, net	(7,624,315)	6,424,518
Other receivable and prepayment	269,075	(359,606)
Advances to suppliers	6,087,748	(3,224,708)
Advances to suppliers - related parties	1,984,400	(16,321,928)
Inventory	(46,491,155)	896,374
Accounts payable	60,932,832	(11,839,274)
Advances from customers	(5,520,486)	4,222,928
Other payables and accrued expenses	222,530	(800,652)
Other payables - related parties	(601,014)	107,084
Net Cash Provided by/(Used In) Operating Activities	20,320,621	(10,682,070)

Cash Flows from Investing Activities:
Changes in notes receivable	(526,505)	(798,557)
Purchase of property, plant and equipment, net of value added tax refunds received	(9,786,882)	(831,690)
Proceeds from disposal of assets	—	5,949
Net changes in restricted cash	(50,625,460)	4,724,215
Net Cash Provided by/(Used In) Investing Activities	(60,938,847)	3,099,917

Cash Flows from Financing Activities:
Proceeds from loans	128,876,501	71,169,376
Repayment of loans	(102,275,514)	(68,146,301)
Payments on repurchase of common stock	(534,269)	—
Net Cash Provided by Financing Activities	26,066,718	3,023,075

Effect of Exchange Rate Changes on Cash and Cash Equivalents	228,347	339,142

Net Change in Cash and Cash Equivalents	(14,323,161)	(4,219,936)
Cash and Cash Equivalents at Beginning of Period	21,324,931	13,336,736
Cash and Cash Equivalents at End of Period	$7,001,770	$9,116,800

Supplemental Non-Cash Information:
Offset of notes payable to related parties against receivable from related parties	$10,263,357	$9,870,221
Supplemental Cash Flow Information:
Cash paid during the period for interest	$(3,915,785)	$(3,583,122)
Cash received/(paid) during the period for income tax	$6,019	$(1,404,237)

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